CONSENT OF INDEPTENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 33-20309 of Lord Abbett Global Fund, Inc.- Equity Series and Income Series on Form N-1A of our report dated February 25, 2000, appearing in the annual report to shareholders of Lord Abbett Global Fund, Inc. - Equity Series and Income Series for the year ended December 31, 1999 and to reference to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 24, 2000